                                                                     Exhibit 12

                                                                       Year Ended September 30,
                                                        -----------------------------------------------------
                                                          1998        1997        1996       1995       1994
                                                        -------     -------     -------    -------    -------

Earnings (loss) before income taxes                    $(11,310)   $(11,195)   $  6,178   $  3,197   $  7,579

Fixed charges:
  Rent expense (per supplemental P & L)                   3,429       2,439       1,644      1,217        708
  divided by 3                                                3           3           3          3          3
                                                       --------    --------    --------   --------   --------
    1/3 of annual rental expense                          1,143         813         548        406        236

  Interest expense & deferred financing costs
    (per statement of earnings)                          11,458       7,243       4,128      4,273      1,203
                                                       --------    --------    --------   --------   --------
      Total fixed charges                                12,601       8,056       4,676      4,679      1,439
                                                       --------    --------    --------   --------   --------
      Earnings (loss) before fixed charges                1,291      (3,139)     10,854      7,876      9,018

Ratio of earnings to fixed charges                         0.10       -0.39        2.32       1.68       6.27
                                                                       N/A*

If ratio < 1, value should be amount of net loss        (11,310)   (11,195)          0          0          0

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*Note: In years in which the earnings (loss) before income taxes is a loss, this calculation in N/A.